Filed Pursuant to Rule 433

Dated April 20, 2026

Registration Statement: No. 333-275858

THE CHARLES SCHWAB CORPORATION

1,500,000 DEPOSITARY SHARES,

EACH REPRESENTING A 1/100th INTEREST IN A SHARE OF 6.100% FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES L

(liquidation preference $100,000 per share (equivalent to $1,000 per depositary share))

SUMMARY OF TERMS

Issuer:	The Charles Schwab Corporation

Security Offered:	Depositary Shares, Each Representing a 1/100th Interest in a Share of 6.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L (the “Series L Preferred Stock”)

Expected Ratings:	Baa2 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

Size:	$1,500,000,000 (1,500,000 depositary shares)

Over-allotment Option:	None

Liquidation Preference:	$100,000 per share of Series L Preferred Stock (equivalent to $1,000 per depositary share)

First Reset Date:	June 1, 2031

Reset Date: Reset Period:

The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date

The period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date

Dividend Rate (Non-Cumulative):	From April 22, 2026 to, but excluding, June 1, 2031, 6.100%, and from, and including, June 1, 2031, during each reset period (as defined in the preliminary prospectus supplement dated April 20, 2026 (the “preliminary prospectus supplement”)), the five-year treasury rate as of the most recent reset dividend determination date (as defined in the preliminary prospectus supplement) plus 2.250%

Dividend Payment Dates:	Quarterly in arrears on the 1st day of March, June, September and December of each year, commencing on September 1, 2026

Day Count:	30/360

Term:	Perpetual

Optional Redemption:	In whole or in part, from time to time, on any dividend payment date on or after June 1, 2031, or in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the preliminary prospectus supplement), in each case at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends

Trade Date:	April 20, 2026

Settlement Date:	April 22, 2026 (T+2)

Public Offering Price:	$1,000 per depositary share

Underwriting Discount:	$10.00 per depositary share

Estimated Net Proceeds to Issuer, After Deducting the Underwriting Discount:	$1,485,000,000

CUSIP/ISIN:	808513 CM5 / US808513CM57

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Senior Co-Manager:	BofA Securities, Inc.

Co-Managers:	Academy Securities, Inc. Barclays Capital Inc. PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at

www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, TD Securities (USA) LLC toll-free at (855) 495-9846 or Wells Fargo Securities, LLC toll-free at (800)-645-3751.

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